Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Overview

On September 22, 2018, Twenty-First Century Fox, Inc. (“Twenty-First Century Fox”, “21CF” or the “Company”) made a revised cash offer for the fully diluted share capital of Sky plc (“Sky”) that the Company and its affiliates do not already own at a price of £15.67 for each Sky share, following the conclusion of the auction process conducted by the UK Panel on Takeovers and Mergers. On the same day, Comcast Corporation (“Comcast”) announced a revised cash offer by Comcast for the entire issued and to be issued share capital of Sky at a price of £17.28 for each Sky share, which was recommended by the Sky Independent Committee. On September 26, 2018, the Company announced that it intends to lapse its offer on October 6, 2018 and that it intended to either accept the Comcast Offer or to sell its Sky shares to Comcast. On October 3, 2018, the Company entered into an agreement to sell its shares to Comcast at a price of £17.28 for each Sky share. As a result, the Company received cash consideration of approximately £11.6 billion ($15.1 billion) for its 39% interest in Sky (the “Sale”). The transaction was previously described in a Current Report of the Company on Form 8-K filed with the United States (“U.S.”) Securities and Exchange Commission (the “SEC”) on October 9, 2018.

Basis of preparation

The Unaudited Pro Forma Condensed Consolidated Financial Statements have been derived from the Company’s historical Consolidated Financial Statements and are being presented to give effect to the Sale. The Unaudited Pro Forma Condensed Consolidated Financial Statements should be read in conjunction with the Company’s historical Consolidated Financial Statements and accompanying notes in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2018 as filed with the SEC on August 13, 2018 and which is available at the SEC’s web site at www.sec.gov and the Company’s website at www.21cf.com/investor-relations.

The Unaudited Pro Forma Condensed Consolidated Statement of Operations for the fiscal year ended June 30, 2018 reflects the Company’s results as if the Sale had occurred on July 1, 2017 and does not assume any interest income on cash proceeds. The Unaudited Pro Forma Condensed Consolidated Balance Sheet as of June 30, 2018 gives effect to the Sale as if it occurred on June 30, 2018.

The Unaudited Pro Forma Condensed Consolidated Financial Statements are subject to the assumptions and adjustments described in the accompanying notes. Given the information available at this time, the Company’s management believes that these assumptions and adjustments are reasonable under the circumstances.

The Unaudited Pro Forma Condensed Consolidated Statement of Operations does not reflect material non-recurring charges following the Sale. The Company does not anticipate incurring any such charges following the Sale.

The Unaudited Pro Forma Condensed Consolidated Financial Statements have been prepared in accordance with SEC Regulation S-X Article 11 and are not intended to be a complete presentation of the Company’s financial position or results of operations had the Sale occurred as of and for the period indicated. In addition, the Unaudited Pro Forma Condensed Consolidated Financial Statements are provided for illustrative and information purposes only, and are not necessarily indicative of the Company’s future results of operations or financial condition had the Sale been completed on the dates assumed. The pro forma adjustments are based on available information and assumptions that the Company’s management believes are reasonable, that reflect the impacts of events directly attributable to the Sale that are factually supportable, and for purposes of the Statement of Operations, are expected to have a continuing impact on the Company.

Twenty-First Century Fox

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the fiscal year ended June 30, 2018

(in millions, except per share data)

	21CF Historical(a)	Disposition of Sky		21CF Pro Forma
Revenues	$30,400	$—		$30,400
Operating expenses	(19,769)	5	(b)	(19,764)
Selling, general and administrative	(3,668)	—		(3,668)
Depreciation and amortization	(584)	—		(584)
Impairment and restructuring charges	(72)	—		(72)
Equity losses of affiliates	(138)	(426	) (c)	(564)
Interest expense, net	(1,248)	—		(1,248)
Interest income	39	—		39
Other, net	(550)	—		(550)

Income (loss) from continuing operations before income tax benefit (expense)	4,410	(421)		3,989
Income tax benefit (expense)	364	(274	) (c)	90

Income (loss) from continuing operations	4,774	(695)		4,079
Less: Net income attributable to noncontrolling interests	(298)	—		(298)

Income (loss) from continuing operations attributable to 21CF stockholders	$4,476	$(695)		$3,781

EARNINGS PER SHARE DATA
Weighted average shares
Basic	1,852			1,852
Diluted	1,857			1,857

Income from continuing operations attributable to 21CF stockholders per share:
Basic	$2.42			$2.04
Diluted	$2.41			$2.04

See accompanying Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements.

Twenty-First Century Fox

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of June 30, 2018

(in millions)

	21CF Historical(a)	Disposition of Sky		21CF Pro Forma
ASSETS
Current assets
Cash and cash equivalents	$7,622	$15,121	(d)	$22,743
Receivables, net	7,120	—		7,120
Inventories, net	3,669	—		3,669
Other	922	—		922

Total current assets	19,333	15,121		34,454

Non-current assets
Receivables, net	724	—		724
Investments	4,112	(3,259	) (b), (c)	853
Inventories, net	7,518	—		7,518
Property, plant and equipment, net	1,956	—		1,956
Intangible assets, net	6,101	—		6,101
Goodwill	12,768	—		12,768
Other non-current assets	1,319	—		1,319

Total assets	$53,831	$11,862		$65,693

LIABILITIES AND EQUITY
Current liabilities
Borrowings	$1,054	$—		$1,054
Accounts payable, accrued expenses and other current liabilities	7,190	119	(e)	7,309

Total current liabilities	8,244	119		8,363

Non-current liabilities
Borrowings	18,469	—		18,469
Other liabilities	3,664	—		3,664
Deferred income taxes	1,892	26	(e)	1,918
Redeemable noncontrolling interests	764	—		764
Commitments and contingencies
Total equity	20,798	11,717	(e)	32,515

Total liabilities and equity	$53,831	$11,862		$65,693

See accompanying Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements.

Notes to the Unaudited Pro Forma Condensed Consolidated Financial Statements

a)	Reflects the Company’s historical financial position and operating results as of and for the fiscal year ended June 30, 2018.
b)	Represents the adjustment to reverse the elimination of intra-entity profits and losses on transactions between the Company and Sky.
c)

Represents the impact to equity losses of affiliates and investments as a result of the Sale. Historically the Company accounted for its investment in Sky under the equity method of accounting, which had a carrying value of $3,306 million. As a result of the Sale, the historical equity earnings and the investment balance were eliminated. The Company has also removed from income tax expense the net deferred tax amounts, including an adjustment for the new federal statutory rate, due to the difference between the equity earnings recorded from Sky and the dividends received from Sky during the period.

d)	Represents the cash proceeds received at closing of the Sale.
e)

Represents the adjustments to total equity to reflect the estimated gain on the Sale, including estimated income tax effects. The estimated gain has not been reflected in the unaudited pro forma condensed consolidated statement of operations as it is considered to be nonrecurring in nature.

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